Exhibit (10.2)

OSHKOSH CORPORATION

(a Wisconsin corporation)

2009 Incentive Stock and Awards Plan

Non-Employee Director Stock Option Award

[insert name]

[insert address]

Oshkosh Corporation (the “Company”) and you hereby agree as follows:

You have been granted Options to purchase shares of Common Stock of the Company under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan (the “Plan”) with the following terms and conditions:

Grant Date:	[insert date]

Type of Options:	Nonqualified

Number of Shares:	[insert shares]

Exercise Price per Share:  $

Expiration Date: Seven years after the Grant Date, unless terminated earlier as described in the Plan or this Award.

Vesting Schedule:

Number of Shares	Vesting Date

Your Options will become fully vested if you cease to be a member of the Board as a result of death, Disability or Retirement.  If you cease to be a member of the Board (within the meaning of Plan Section 17(b)) for any reason other than death, Disability or Retirement prior to the date the Options are fully vested, you will forfeit the Options that have not vested on the date you cease to be a member of the Board.

Manner of Exercise:  You may pay the exercise price and any attributable tax for an Option in one or more of the following forms: (i) a check payable to the order of the Company for the purchase price of the shares being purchased and any attributable tax; (ii) delivery of shares of

Common Stock (including by attestation) that you own and that have a Fair Market Value (determined on the date of delivery) equal to the exercise price of the shares being purchased and any attributable tax; (iii) delivery (including by facsimile) to the Company of an executed irrevocable option exercise form together with irrevocable instructions, in a form acceptable to the Company, to a broker-dealer to sell a sufficient portion of the shares of Common Stock issuable upon exercise of this Option and deliver the sale proceeds directly to the Company to pay for the exercise price and any attributable tax; (iv) by irrevocable written designation to the Company electing to surrender the right to receive shares of Common Stock otherwise deliverable to you upon exercise of the Options subject to this Award that have a Fair Market Value (determined on the date of surrender) equal to the exercise price of the shares being purchased and any attributable tax; or (v) by any combination of (i), (ii), (iii) and/or (iv).

This Award is granted under and governed by the terms and conditions of the Plan.  Additional provisions regarding your Options and definitions of capitalized terms used and not defined in this Award Agreement can be found in the Plan a copy of which is attached hereto.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed, and you have executed this Award Agreement, all as of the day and year first above written.

OSHKOSH CORPORATION

By:
Name:
Title:

Accepted:

By:

2